Exhibit 99.1

Contact:	David Dugan
Director, Corporate
Communications and
Investor Relations
503-653-4692
Release:	Immediately

Blount Announces First Quarter 2012 Results, Updates Outlook for 2012

•	First quarter 2012 sales increased 25% compared to the prior year and declined 4% when excluding sales associated with acquired businesses

•	First quarter 2012 operating income and operating margin negatively affected by the Farm, Ranch, and Agriculture (“FRAG”) business segment transition and integration costs

•	Overall demand for products remains strong; order backlog remains at record levels for continuing operations

PORTLAND, OR – May 7, 2012: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2012, and updated its outlook for 2012.

Results for the Quarter Ended March 31, 2012

Sales in the first quarter were $226.3 million, a 25% increase from the first quarter of 2011. Excluding the impact of businesses acquired since January 1, 2011, sales declined 4%. Operating income for the first quarter of 2012 was $13.6 million compared to $27.8 million in the prior year. Businesses acquired since January 1, 2011 increased sales by $52.2 million and increased operating income by $0.6 million in the first quarter of 2012 compared to the prior year. First quarter net income was $5.9 million, or $0.12 per diluted share, compared to $15.6 million, or $0.31 per diluted share, in the first quarter of 2011. First quarter 2012 operating income includes non-cash charges of $4.4 million related to accounting for acquisitions, an increase of $2.2 million, or $0.03 per diluted share, from the first quarter of 2011. Additionally, consolidation of existing operations into Blount’s new Kansas City, Missouri (“Kansas City”) distribution and assembly facility resulted in charges of $4.9 million, or $0.07 per diluted share.

“While overall demand and backlog remain strong, we experienced a challenging first quarter with reduced profit due to lower than expected sales in certain markets and the ongoing consolidation of our Forestry, Lawn, and Garden (“FLAG”) product distribution center and SpeeCo assembly and distribution operations into our new Kansas City facility. While the time and financial investment to consolidate these operations has been significant, we believe it is warranted given the long-term benefit to our customers and our business,” stated Josh Collins, Blount’s Chairman and Chief Executive Officer. “In addition, we incurred other costs to work through supply issues related to our SpeeCo operations. We expect the impact of those items are largely behind us; however, higher costs to expedite products and complete the Kansas City facility transition will be felt in the second quarter and possibly in the third quarter as we work to meet the forecasted demand through those periods.”

Mr. Collins continued, “Integration of the companies we acquired over the last two years is our top priority for 2012. We continue to anticipate significant opportunities for growth, increased scale, and cross-selling in the FLAG and FRAG businesses as we integrate the companies into our global sales, supply chain, and distribution network. The work we are doing to integrate all the FRAG businesses into Blount, including the move into the Kansas City facility, is necessary in order to realize fully the benefits of these acquisitions to the company. The issues we experienced in the first quarter are significant, but they are temporary. The benefits to the company will be lasting.”

The consolidation of the SpeeCo distribution and assembly operations and FLAG distribution center into Blount’s new Kansas City distribution and assembly facility began in late 2011 and is expected to be completed by mid-way through the third quarter of 2012. The consolidation will provide synergies and scalability in the FLAG and FRAG businesses and result in approximately $1.0 million of run-rate cost savings on an annual basis by the end of 2012. The new, 350,000-square-feet facility will replace Blount’s existing distribution center in Kansas City and will provide the capacity to meet Blount’s projected needs for the next decade.

Segment Results

Blount operates in two business segments – the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden

The FLAG segment reported first quarter 2012 sales of $161.6 million. First quarter 2012 sales increased 4% from the first quarter of 2011, but declined 3% when excluding businesses acquired since January 1, 2011. For comparability, all sales statistics are quoted excluding the impact of acquired businesses for the period during which Blount did not own the acquired business. A decline in first quarter 2012 sales in Asia (16%) and North America (6%) accounted for most of the overall sales decline compared to the prior year, partially offset by increases in the South and Latin American markets (30%). Sales in our Europe region were flat compared to the first quarter of 2011, but improved by 12% when compared to the fourth quarter of 2011. Average pricing improved as price increases in place since mid-2011 improved first quarter 2012 prices on a comparative basis. The change in segment sales for the comparable first quarter period is illustrated below, with sales of $11.5 million from businesses acquired since January 1, 2011, presented entirely as acquired volume increase.

Change in FLAG Segment Sales from First Quarter 2011

(U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Change
First Quarter 2011	$155.0
Increase / (Decrease)
Foreign Exchange	(0.4)	(0.2)%

	154.6	(0.2)%
Unit Volume	(9.0)	(5.8)%
Selling Price / Mix	4.5	2.9%

	150.1	(3.2)%
Acquired Volume (1)	11.5	7.4%

First Quarter 2012	$161.6	4.2%

(1)	Represents all first quarter 2012 sales from the FLAG portion of PBL and KOX sales for January and February 2012

Segment backlog was $206.3 million at March 31, 2012, an increase of 13% from the $182.4 million on December 31, 2011. A portion of the increase in backlog relates to shipping interruptions due to the distribution center consolidation; the remainder reflects strong demand for our products.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $27.8 million and $34.4 million, respectively, for the first quarter of 2012. Segment contribution to operating income and Adjusted EBITDA decreased by 12.3% and 7.8%, respectively, for the first quarter of 2012 versus 2011. While increased average selling prices had the largest positive impact on segment operating income, volume decline and additional costs (as outlined below) more than offset the average pricing benefit. A reconciliation of the first quarter 2012 FLAG contribution to operating income compared to the first quarter of 2011 is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA

    (U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization and Other	Adjusted EBITDA
First Quarter 2011	$31.6	20.4%	$5.7	$37.3

Increase / (Decrease)
Steel Costs	(1.8)
Foreign Exchange	(0.1)

	29.7	19.2%
Unit Volume	(3.9)
Selling Price / Mix	4.5
Costs / Mix	(3.4)

	26.9	17.9%
Acquired businesses excluding acquisition accounting	1.1
Acquisition accounting(1)	(0.3)

First Quarter 2012	$27.8	17.2%	$6.6	$34.4

(1)	Represents change in acquisition accounting impact for all FLAG business units regardless of date acquired

Sales volumes, steel costs, and cost/mix combined to more than offset the improvement in average prices. Cost/mix spending was higher in several areas as the Company integrated the FLAG and FRAG product lines into the new distribution center in Kansas City, continued promotion of the recently introduced OREGON® PowerNowTM cordless chain saw, and executed strategic programs in the areas of supply chain and marketing. By category, the primary drivers of cost/mix increases were personnel-related costs, mainly in the areas of supply chain, marketing and information systems, which increased $1.6 million (including training and travel), advertising spending that increased $0.7 million, information systems and supply chain infrastructure spending, and logistics costs, including distribution center expenses and costs of freight to customers, that account for the majority of the remaining cost increase.

Farm, Ranch, and Agriculture

The FRAG segment reported first quarter 2012 sales of $57.6 million. First quarter 2012 sales increased $38.4 million from the first quarter of 2011, driven by sales generated by acquired businesses and partially offset by a sales volume decline in the SpeeCo business unit. Excluding the impact of acquired businesses, sales declined 12%. The change in segment sales for the comparable first quarter periods is illustrated below, with sales from businesses acquired since January 1, 2011 of $40.7 million presented entirely as acquired volume increase.

Change in FRAG Segment Sales from First Quarter 2011

    (U.S. dollars in millions; amounts may not sum due to rounding)

	Sales	Change
First Quarter 2011	$19.2
Increase / (Decrease)
Unit Volume	(2.2)	(11.7)%
Selling Price / Mix	(0.1)	(0.2)%

	16.9	(11.9)%
Acquired Volume (1)	40.7	212.6%

First Quarter 2012	$57.6	200.7%

(1)	Represents all first quarter 2012 sales from Woods and from the FRAG portion of PBL

Segment backlog was $24.7 million at March 31, 2012, compared to $28.3 million at December 31, 2011. March 31, 2012, backlog includes $13.8 million related to businesses acquired in 2011.

Segment contribution to operating income and Adjusted EBITDA was negative $3.7 million and positive $0.8 million, respectively, for the first quarter of 2012. A reconciliation of the first quarter 2012 contribution to operating income compared to the first quarter of 2011 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA

    (U.S. dollars in millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization and Other	Adjusted EBITDA
First Quarter 2011	$1.1	5.9%	$1.6	$2.7

Increase / (Decrease)
Unit Volume	(0.6)
Selling Price / Mix	(0.1)
Costs / Mix	(4.6)

	(4.1)	(24.1)%
Acquired businesses excluding acquisition accounting	2.3
Acquisition accounting(1)	(2.0)

First Quarter 2012	$(3.7)	(6.5)%	$4.5	$0.8

(1)	Represents change in acquisition accounting impact for all FRAG business units regardless of date acquired

Year-over-year sales volumes were down, mostly driven by shipping constraints during the consolidation of SpeeCo distribution and assembly operations to the new Kansas City distribution center during the quarter. The largest driver of the $4.6 million in unfavorable cost/mix was increased freight charges of $1.9 million, which were incurred to expedite shipments from vendors as well as finished goods to customers. Additionally, support costs, primarily in the areas of supply chain and information systems, increased $1.5 million with planned investments in the infrastructure necessary to achieve long term strategic targets. Elevated product costs and incremental warranty expense to address an issue identified in the fourth quarter of 2011 represent the majority of the remaining cost/mix increase. Acquired businesses had a net positive impact on segment contribution to operating income, partially offset by changes in acquisition accounting.

Corporate and Other

Corporate and other generated net expense of $10.4 million in the first quarter of 2012 compared to net expense of $4.9 million in the first quarter of 2011. The year-over-year increase was almost entirely attributed to the $4.9 million expense associated with consolidation of the SpeeCo distribution and assembly and FLAG distribution operations into the new Kansas City distribution and assembly facility. Of the $4.9 million, approximately $2.4 million relates to plant and equipment, inventory, and other assets that will no longer be utilized by the SpeeCo business; the remainder relates to wind down and startup expenses incurred to move the SpeeCo operation and existing FLAG distribution to the new Kansas City distribution facility.

Net Income

First quarter 2012 net income declined primarily due to lower operating income, discussed above including the impact of non-cash purchase accounting charges and the facility closure and restructuring charges. Partially offsetting the impact of operating income changes and purchase accounting charges were lower interest and other expenses. Net interest expense was $4.4 million in the first quarter of 2012 versus $4.8 million in the first quarter of 2011. The impact of lower interest rates more than offset the higher average borrowing levels driven by acquisitions in 2011. The change in net income for the first quarter of 2012 compared to the first quarter of 2011 is illustrated in the table below.

Change in Net Income

(U.S. dollars in millions, except per share data;

amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Income from Continuing Operations	Diluted Earnings per Share
First Quarter 2011 Results	$22.8	$7.2	$15.6	$0.31
Change due to:
Decreased operating income excluding acquisition accounting and facility closure	(7.1)	(2.2)	(4.9)	(0.10)
Facility closure and restructuring(1)	(4.9)	(1.6)	(3.4)	(0.07)
Acquisition accounting impact	(2.2)	(0.7)	(1.5)	(0.03)
Decreased net interest expense	0.4	0.1	0.3	0.01
Change in other expense	0.2	0.1	0.1	0.00
Change in income tax rate	n/a	0.4	(0.4)	(0.01)

First Quarter 2012 Results	$9.2	$3.3	$5.9	$0.12

(1)	Includes $1.0 inventory charge classified as cost of goods sold on the Consolidated Statement of Income

Cash Flow and Debt

As of March 31, 2012, the Company had net debt of $478.8 million, an increase of $10.6 million from December 31, 2011. The increase in net debt since the fourth quarter of 2011 resulted primarily from the use of $1.4 million of cash by operations and net capital expenditures of $10.1 million in the first quarter of 2012. Net capital expenditures were $4.5 million larger in the first quarter of 2012 than the first quarter of 2011 driven primarily by $2.2 million spent on the Company’s China manufacturing plant expansion and increased spending of $0.5 million related to recently acquired businesses. Additionally, capital spending rates increased as a result of maintenance capital spending for FLAG manufacturing equipment. The Company used $11.6 million of free cash in the first quarter of 2012. Free cash use increased by $23.0 million from the first quarter of 2011 as a result of lower profit levels, increased capital spending, and an increase in use of cash on inventory of $11.7 million. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to pro forma last-twelve-months (“LTM”) Adjusted EBITDA was 3.1x as of March 31, 2012, which is up from 2.8x at December 31, 2011. The increase in leverage from the end of 2011 is primarily the result of increased inventory and reduced profitability in the first quarter of 2012 and the resulting increase in net debt.

2012 Financial Outlook

The Company expects 2012 sales to be between $1,015 million and $1,045 million. Full year 2012 operating income is expected to be between $112 million and $120 million. The expectation for 2012 assumes that unfavorable foreign currency exchange rates will reduce operating income on a year-over-year basis by between zero and $1.0 million and increased steel prices will further reduce year-over-year operating income between $2.0 million and $3.0 million. The outlook for 2012 operating income also includes estimated non-cash charges as a result of acquisition accounting of approximately $16 million. Free cash flow for 2012 is expected to range between $40 million and $50 million, after approximately $45 million to $50 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2012, and the effective income tax rate for continuing operations is expected to be between 34% and 37% in 2012.

A comparison of key operating indicators for 2011 actual results, 2011 pro forma results, and the 2012 outlook mid-point, is provided in the table below.

(U.S. dollars in millions)	2011 Actual	2011 Pro Forma	2012 Outlook Mid-Point
Sales	$831.6	$975.5	$1,030.0
Operating Income	98.0	110.0	116.0
Adjusted EBITDA	146.9	168.7	172.0
Free Cash Flow	38.3	47.9	45.0
Net Capital Expenditures	39.4	41.6	48.0
Net Debt at Period End	468.2	468.2	423.0
Net Debt/Adjusted EBITDA	3.2x	2.8x	2.5x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, OREGON® PowerNowTM, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2011	2012
Sales	$180,874	$226,309
Cost of sales	120,826	163,644

Gross profit	60,048	62,665
Selling, general, and administrative expenses	32,205	45,161
Facility closure & restructuring charges	—	3,931

Operating income	27,843	13,573
Interest expense, net of interest income	(4,838)	(4,401)
Other income (expense), net	(200)	(5)

Income from continuing operations before income taxes	22,805	9,167
Provision for income taxes	7,184	3,285

Income from continuing operations	$15,621	$5,882
Income from discontinued operations, net	—	—

Net income	$15,621	$5,882

Basic income per share:	$0.32	$0.12
Diluted income per share:	$0.31	$0.12
Shares used for per share computations:
Basic	48,989	49,032
Diluted	49,850	49,842

Free Cash Flow

(In thousands)

	Three Months Ended March 31,
	2011	2012
Net cash provided by operating activities	$17,136	$(1,432)
Net purchases of property, plant, and equipment	(5,638)	(10,118)

Free cash flow	$11,498	$(11,550)

Segment Information

(In thousands)

	Three Months Ended March 31,
	2011	2012
Sales:
FLAG	$155,043	$161,619
FRAG	19,159	57,604
Other	6,672	7,086

Total sales	$180,874	$226,309

Operating income:
FLAG	$31,637	$27,755
FRAG	1,138	(3,738)
Other	(4,932)	(10,444)

Operating income	$27,843	$13,573

Condensed Consolidated Balance Sheets (In thousands)	December 31, 2011	March 31, 2012
Assets:
Cash and cash equivalents	$62,118	$40,860
Accounts receivable	133,965	146,188
Inventories	149,825	157,183
Other current assets	37,467	39,452
Property, plant, and equipment, net	155,872	158,817
Other non-current assets	345,325	342,751

Total assets	$884,572	$885,251

Liabilities:
Current maturities of long-term debt	$20,348	$16,630
Other current liabilities	127,130	127,195
Long-term debt, net of current maturities	510,014	503,076
Other long-term liabilities	157,615	159,326

Total Liabilities	815,107	806,227
Stockholders’ equity	69,465	79,024

Total liabilities and stockholders’ equity	$884,572	$885,251

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$468,244	$478,846

Sales and Adjusted EBITDA

	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended March 31, (in thousands)	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual	2011 Actual	2012 Actual
Total sales	$155,043	$161,619	$19,159	$57,604	$6,672	$7,086	$180,874	$226,309

Operating income	$31,637	$27,755	$1,138	$(3,738)	$(4,932)	$(10,444)	$27,843	$13,573
Depreciation	4,934	5,653	157	1,137	89	494	5,180	7,284
Amortization / purchase accounting	724	987	1,389	3,374	—	—	2,113	4,361
Stock compensation	—	—	—	—	883	1,184	883	1,184
Inventory and asset impairment charges	—	—	—	—	—	—	—	—
Expense associated with business acquisitions	—	—	—	—	562	—	562	—
Other	—	—	—	—	180	4,541	180	4,541

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$37,295	$34,395	$2,684	$773	$(3,218)	$(4,225)	$36,761	$30,943

	Total Company
Twelve Months Ended December 31,	2011 Actual	2011 Pro Forma[1]	2012 Full Year Estimate
Total sales	$831,630	$975,500	$1,030,000

Operating income	$97,953	$109,964	$116,000
Depreciation	23,482	26,898	29,659
Amortization / purchase accounting	15,642	22,016	16,000
Stock compensation	4,442	4,442	5,800
Inventory and asset impairment charges related to production efficiency programs	491	491	—
Expense associated with business acquisitions	4,383	4,383	—
Other	535	535	4,541

Earnings before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”)	$146,928	$168,729	$172,000

1)	2011 Pro Forma information includes KOX, PBL and Woods results as if acquired January 1, 2011.